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                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY



IN RE PRODIGY COMMUNICATIONS                     )     Consol. C.A. No. 19113-NC
CORP. SHAREHOLDERS LITIGATION                    )

                           MEMORANDUM OF UNDERSTANDING

                  This Memorandum of Understanding is entered into as of October 17, 2001 among the Plaintiffs in the Action (as defined herein) and Defendants
(i) Prodigy Communications Corp. ("Prodigy"), (ii) the members of the board of directors of Prodigy (Charles E. Foster, Robert B. Pickering, Randall L. Stephenson, James R. Adams, Louis R. Brill, Robert S. McClane, Joe C. McKinney, Jaime Chico Pardo, Andres Vazquez Del Mercado Benshimol, Paul Roth, and John H. Atterbury, III (collectively, the "Individual Defendants")), and (iii) SBC Communications, Inc. ("SBC," collectively with Prodigy and the Individual Defendants, the "Defendants"), by their respective undersigned attorneys.

                  WHEREAS, on September 21, 2001, SBC announced an offer to buy the Prodigy common stock that it did not already own for $5.45 per share in cash (the "Proposal");

                  WHEREAS, following the September 21, 2001 announcement, various purported class actions challenging the Proposal were filed in the Court of Chancery of the State of Delaware, styled Leone. v. Prodigy Communications Corp., et al., C.A. No. 19113-NC; Feldman v. Adams, et al., C.A. No. 19114-NC; Meisner v. Adams, et al., C.A. No. 19117-NC; Crescente v. Adams, et al., C.A. No. 19118-NC; Mandelbaum v. Adams, et al., C.A. No. 19119-NC; Rolling Investor Group, Inc. v. Adams, et al., C.A. No. 19120-NC; Schwartz v. Adams, et al., C.A. No. 19121-NC; Lemberg v. Foster, et al., C.A. No. 19124-NC; Rispler v. Adams, et al., C.A. No. 19125-NC; Madison v.
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Adams, et al., C.A. No. 19129-NC; Ford v. Adams, et al., C.A. No. 19131-NC, and
Kastensmith v. Adams, et al., C.A. No. 19134-NC; which subsequently were consolidated under the caption set forth above (the "Action");

                  WHEREAS, the constituent complaints filed in the Action seek declaratory and injunctive relief, monetary damages and/or rescission with respect to the Proposal, based upon the allegations, inter alia, that the conduct of SBC and the members of the Prodigy board of directors constituted a breach of fiduciary duties owed to Prodigy's public stockholders;

                  WHEREAS, the Prodigy board of directors formed a special committee (the "Special Committee") to consider the Proposal, to negotiate with SBC, and to make a recommendation regarding the Proposal to the board of directors;

                  WHEREAS, during September and October 2001, SBC negotiated with the Special Committee regarding the Proposal;

                  WHEREAS, during September and October 2001, SBC negotiated with Plaintiffs' counsel regarding the Proposal;

                  WHEREAS, in October 2001, SBC discussed and negotiated with the Special Committee regarding its willingness to increase the value of its proposal to a maximum of $6.60 contingent upon the settlement of the Action;

                  WHEREAS, the parties engaged in good faith discussions with regard to the possible settlement of the Action;

                  WHEREAS, in October 2001, SBC discussed and negotiated with Plaintiffs' counsel regarding its willingness to increase the value of its proposal to a maximum of $6.60 contingent upon the settlement of the Action;


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                  WHEREAS, SBC, Prodigy and Plaintiffs' counsel discussed other potential terms of a potential transaction and settlement of the Action;

                  WHEREAS, after consulting with their financial expert, Plaintiffs' counsel discussed their willingness to resolve the Action, contingent upon (i) an increase in the consideration to be received by Prodigy' public stockholders to $6.60 per share, (ii) Plaintiffs' counsel having an opportunity to review and comment on the revised tender offer materials to be filed by SBC with the Securities and Exchange Commission ("SEC"), and (iii) the Defendants' agreement that they will act to the extent legally permissible to support submitting any competing proposal received by Prodigy regarding a potential alternative transaction for review by the board of directors as a whole;

                  WHEREAS, the parties reached an agreement in principle, to be documented in this memorandum of understanding and subsequently in a stipulation of settlement, to settle the litigation on the terms proposed by Plaintiffs' counsel (the "Settlement");

                  WHEREAS, on October 18, 2001, SBC and Prodigy each announced that they had entered into an Agreement and Plan of Merger, dated as of October 18, 2001 (the "Merger Agreement") pursuant to which SBC will commence a cash tender offer for all of the outstanding common shares of Prodigy that it does not already own at a price of $6.60 per share (the "Tender Offer") and, following completion of the Tender Offer, SBC will acquire any remaining publicly held shares of Prodigy through a second-step merger (the "Merger," together with the Tender Offer and all other aspects of the transaction contemplated by the Merger Agreement, the "Transaction");

                  WHEREAS, each Defendant has denied and continues to deny having committed or having attempted to commit any violation of law or breach of duty, including breach of any duty to Prodigy or Prodigy's stockholders, or otherwise having acted in any improper manner;


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                  NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED IN
PRINCIPLE, by and among the parties hereto:

                  1. SBC has increased the consideration offered in the Transaction to $6.60 per share, contingent upon settlement of the Action.

                  2. In agreeing to increase the consideration offered to Prodigy public shareholders to $6.60 per share, SBC took into consideration the desirability of satisfactorily addressing the claims asserted by Plaintiffs in the Action.

                  3. Plaintiffs' counsel shall have an opportunity to review and comment on the revised Tender Offer materials required to be filed by Prodigy with the SEC concerning the Transaction. Plaintiffs' counsel shall provide any such comments promptly.

                  4. Defendants will act to the extent legally permissible to support submitting any competing proposal received by Prodigy regarding a potential alternative transaction for review by the board of directors as a whole.

                  5. Defendants shall provide Plaintiffs' counsel with such document production and other discovery as is reasonably necessary to confirm the fairness and adequacy of the Settlement contemplated herein (the "Discovery Material").

                  6. The parties to the Action will use reasonable efforts to agree upon and execute an appropriate stipulation of settlement (the "Stipulation") and such other documentation as may be required in order to obtain Final Court Approval (as defined below) of the Settlement and the dismissal of the Action upon the terms set forth herein (collectively, the "Settlement Documents"). The parties agree to use reasonable efforts to agree upon and execute the Stipulation no later than 90 days after the date of the signing of this Memorandum of Understanding. The Stipulation will


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provide, inter alia, (i) for certification, pursuant to Court of Chancery Rules
23(b)(1) and (2), for settlement purposes only, of a class consisting of all record and beneficial owners of Prodigy common stock during the period from September 21, 2001 through and including the effective date of the Merger, including any and all of their respective successors in interest, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them, and excluding the Defendants (the "Class"); (ii) for entry of a judgment dismissing the Action with prejudice and without costs to any party except as expressly provided in the Stipulation; (iii) for a complete discharge, dismissal with prejudice, settlement of and release barring all claims, demands, rights, actions or causes of action, liabilities, damages, losses, obligations, judgments, suits, matters and issues of any kind or nature whatsoever, whether known or unknown, contingent or absolute, suspected or unsuspected, disclosed or undisclosed, hidden or concealed, matured or unmatured, that have been, could have been, or in the future can or might be asserted in the Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under federal or state law relating to alleged fraud, breach of any duty, negligence, violations of the federal securities laws, or otherwise) by or on behalf of any member of the Class, whether individual, class, derivative, representative, legal, equitable or any other type or in any other capacity against Prodigy, the Individual Defendants, SBC, and any of their families, parent entities, affiliates, subsidiaries, predecessors, successors or assigns, and each and all of their respective past or present officers, directors, associates, stockholders, members, controlling persons, representatives, employees, attorneys, counselors, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited


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partners or partnerships, personal representatives, estates or administrators of any of the foregoing (collectively, the "Releasees"), relating to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing or cause whatsoever, or any series thereof, embraced, involved, set forth in or otherwise related to the complaints filed in the Action, the Proposal, the Merger Agreement, the Tender Offer or the Merger, and any public filings or statements (including but not limited to public statements) by any of the Releasees in connection with the foregoing (collectively, the "Settled Claims"); provided, however, that the claims to be released shall not include the right of any members of the proposed Class (as defined herein) or any of the Defendants to enforce the terms of the settlement, and provided further that the claims released shall not include any statutory appraisal rights of any member of the potential class who properly demands appraisal of shares, and the claims released shall not include the rights of Defendants to defend against such statutory appraisal right of any member of the potential class who properly demands appraisal of shares in accordance with Delaware law; (iv) that each of the Defendants has denied and continues to deny having committed or attempted to commit any violations of law or breaches of any duty of any kind; (v) that Defendants are entering into the Stipulation solely because the proposed Settlement would eliminate the burden, risk and expense of further litigation; and (vi) that subject to the Order of the Court, pending final determination of whether the Settlement provided for in the Stipulation of Settlement should be approved, that Plaintiff and all members of the Class, or any of them, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Settled Claims, either directly, representatively, derivatively, or in any other capacity, against any Releasees.


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                  7. Subject to prior Court approval of the form of the
Settlement Documents, the parties to the Action will present the Settlement to the Court for hearing and approval as soon as reasonably practicable following appropriate notice to the class members. Prodigy or its successor(s) in interest shall disseminate such notice and shall be responsible to pay the costs and expenses related to providing such notice. As used herein, "Final Court Approval" of the Settlement means that the Court has entered an order approving the Settlement and that such order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired. Plaintiffs' counsel intend to apply to the Court for an award of attorneys' fees and out-of-pocket expenses in an aggregate amount not to exceed $650,000, which application Defendants will not oppose up to such amount, to be paid solely by Prodigy or its successor(s) in interest in the amount awarded by the Court to Schiffrin & Barroway, LLP, as receiving agent for Plaintiffs' counsel within five (5) business days after Final Court Approval. Such application shall include the fees and expenses of Plaintiffs' counsel in the Action, and none of the counsel representing any Plaintiff in the Action shall make any further or additional application for fees or expenses to the Court of Chancery or any other court.

                  8. The consummation of the Settlement and the payment of any fees or expenses are subject to: (a) consummation of the Merger; (b) the drafting and execution of the Settlement Documents; (c) Defendants' providing the Discovery Material; and (d) Final Court Approval and dismissal of the Action with prejudice and without awarding costs to any party, except as provided herein. This Memorandum of Understanding shall be null and void and of no force and effect if (i) any of these conditions are not met, or (ii) Plaintiffs' counsel in the Action determine and so notify Defendants in writing that the Settlement is not fair, adequate, and in the best interests of the


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purported Class. In such event, this Memorandum of Understanding (i) shall be null and void and of no force or effect, (ii) shall not be deemed to prejudice in any way the positions of the parties with respect to the Action, (iii) shall not constitute an admission of fact by any party, and (iv) shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding. Further, and in such event, the Plaintiffs and their counsel expressly agree that Discovery Material shall be promptly returned to the Defendants or destroyed and confirmed in writing to Defendants to have been destroyed, as directed by Defendants.

                  9. Except as expressly provided herein, the Action shall be stayed pending submission of the proposed Settlement to the Court for its consideration. Plaintiffs' counsel agree that all Defendants' time to answer or otherwise respond to any of the complaints or discovery requests that have been filed to date, or that are contemplated to be filed in the Action (other than the Discovery Material) is extended without date. Counsel shall enter into such documentation as shall be required to effectuate the foregoing agreements.

                  10. This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto and as so executed shall constitute one agreement.

                  11. This Memorandum of Understanding and the Settlement contemplated by it shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.

                  12. This Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors and assigns, subject to the conditions set forth herein.

                  13. Each of the attorneys executing this Memorandum of Understanding has been


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duly empowered and authorized by his/her respective client(s) to do so.

                  14. Plaintiffs and their counsel represent and warrant that none of the claims or causes of action asserted in the Action, including any Settled Claims, have been assigned, encumbered or in any manner transferred in whole or in part.

                  15. Except as provided herein, no Defendant shall bear any expense, cost, damages or fees alleged or incurred by any named Plaintiff, any member of the Class or their respective attorneys, experts, advisors, agents or representatives.

                  16. Neither the existence of this Memorandum of Understanding nor the provisions contained herein shall be deemed a presumption, concession or admission by any Defendant of any breach of duty, liability, default or wrongdoing as to any facts or claims alleged or asserted in the Action, or in any other actions or proceedings, and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in the Action or in any other action or proceeding of any nature whatsoever.

                            [SIGNATURE PAGE FOLLOWS]


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                                     /s/ Pamela Tikellis
                                     -------------------------------------
OF COUNSEL:                          Pamela Tikellis
                                     CHIMICLES & TIKELLIS, LLP
SCHIFFRIN & BARROWAY, LLP            One Rodney Square
3 Bala Plaza East, Suite 400         P.O. Box 1035
Bala Cynwyd, PA 19004                Wilmington, DE  19899
                                     Tel:  (302) 656-2500
FARUQI & FARUQI
320 East 39th Street                 Co-Liason Counsel for Plaintiffs
New York, NY  10016

BULL & LIFSHITZ
18 East 41st Street
New York, NY  10017
                                     /s/ Joseph A. Rosenthal
                                     -------------------------------------
                                     Joseph A. Rosenthal
                                     ROSENTHAL, MONHAIT, GROSS
                                     & GODDESS, P.A.
                                      Suite 1401, Mellon Bank Center
                                     P.O. Box 1070
                                     Wilmington, DE 19899
                                     (302) 656-4433

                                     Co-Liason Counsel for Plaintiffs
                                     /s/ Jesse A. Finkelstein
                                     -------------------------------------
OF COUNSEL                           Jesse A. Finkelstein
                                     J. Travis Laster
John L. Hardiman                     RICHARDS, LAYTON & FINGER, P.A.
SULLIVAN & CROMWELL                  One Rodney Square
125 Broad Street                     P.O. Box 551
New York, New York 10004-2498        Wilmington, DE 19899
                                     Tel: (302) 651-7700

                                     Counsel for Defendants SBC, Charles E.
                                     Foster, Robert B. Pickering, and Randall L.
                                     Stephenson



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                                     /s/ Bruce E. Jameson
                                     -------------------------------------
OF COUNSEL                           Bruce E. Jameson
                                     PRICKETT, JONES & ELLIOTT
Charles W. Schwartz                  1310 N. King Street
VINSON & ELKINS                      Wilmington, DE  19801
2300 First City Tower                Tel:  (302) 888-6500
1001 Fannin
Houston, TX  77002-6760              Counsel for Defendants Prodigy, James R.
                                     Adams, Louis R. Brill, Robert S. McClane,
                                     Joe C. McKinney, Jaime Chico Pardo, Andres
                                     Vazquez Del Mercado Benshimol, Paul Roth,
                                     and John H. Atterbury, III



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